OFFER AND CONTRACT FOR PURCHASE OF REAL ESTATE

FIRST INTERNET BANCORP ("Purchaser"), hereby offers to purchase from ST. VINCENT HOSPITAL AND HEALTH CARE CENTER, INC. ("Seller") that certain real estate located in Hamilton County, Indiana, consisting of approximately twelve (12) acres, which real estate is more particularly described and/or depicted on Exhibit A, attached to and made a part of this Contract (the legal description of which real estate will be subject to precise determination by survey as provided in Section 7.1 below), together with all of Seller's right, title and interest in and to any and all (a) buildings, improvements, and fixtures located thereon, attached thereto or used in connection therewith; (b) rights, interests, privileges and easements appurtenant or appertaining thereto; (c) licenses, approvals and permits with respect thereto, if any; (d) Leases, Contracts and Plans which are approved by Purchaser pursuant to Section 7.5, if any; (e) rents, deposits and payments with respect to the development, use or occupancy thereof, if any; and (f) warranties or guaranties relating thereto, if any (collectively, the "Real Estate"), for Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (the "Purchase Price"), subject to and upon the terms and conditions set forth in this Contract. Seller represents that Seller does not own the existing building and other improvements located on the Real Estate, and therefore the building and other improvements are not included in the "Real Estate." Seller represents that it only has a reversionary interest in such improvements as set forth in the Ground Lease.

1.          Earnest Money Deposit. Within five (5) business days after the date (the "Acceptance Date") on which Purchaser and Seller enter into a legally binding contract for the purchase and sale of the Real Estate, Purchaser shall deposit Twenty-Five Thousand and No/100 Dollars ($25,000.00) (such deposit together with any interest earned thereon is hereinafter referred to collectively as the "Earnest Money") with Chicago Title Insurance Company (the "Title Insurer"). PURCHASER SHALL FORFEIT THE EARNEST MONEY TO SELLER IF PURCHASER FAILS OR REFUSES TO PERFORM ITS OBLIGATIONS HEREIN SPECIFIED AND ALL CONDITIONS AND REQUIREMENTS OF THIS CONTRACT HAVE BEEN SATISFIED OR WAIVED. Such forfeiture of Earnest Money shall constitute liquidated damages and shall be Seller's sole remedy at law or in equity. The Earnest Money otherwise shall be refunded or forfeited in accordance with the terms contained in this Contract, and, if all of the terms and conditions of this Contract are satisfied or waived and the transaction is closed, then the Earnest Money shall be applied to the Purchase Price.

2.          Purchase Price. On closing this transaction, Purchaser shall pay Seller the Purchase Price, less the Earnest Money and any other credits, reductions and prorations for which this Contract provides.

3.          Closing. Subject to all other terms and conditions set forth in this Contract, the transaction shall be closed not later than thirty (30) days after the expiration of the Due Diligence Period (as such term is defined in Section 7 below), with the exact date of closing (the "Closing Date") to be mutually agreed upon. The closing will take place at the office of the Title Insurer or such other place as the parties may mutually agree upon in writing. Any closing fee charged by the Title Insurer shall be split evenly between Purchaser and Seller. Purchaser shall pay the cost of recording the Special Warranty Deed and the cost of filing the Indiana Sales Disclosure form. Each party hereto shall pay the fees of any attorneys or other consultants hired by such party in connection with the purchase of the Real Estate.

4.          Closing Documents. At closing, Seller shall deliver to Purchaser or its assignee or designee: (a) a duly executed Special Warranty Deed conveying merchantable and marketable fee simple title to the real property components of the Real Estate free of any and all liens, encumbrances, easements, restrictions, covenants or other title defects, except the Permitted Exceptions (as hereinafter defined); (b) a duly executed vendor's affidavit substantially similar in form and substance to the Indianapolis Bar Association's form of vendor's affidavit; (c) a duly executed non-foreign affidavit in form and substance satisfactory to Purchaser and the Title Insurer; (d) a duly executed Indiana Sales Disclosure Form in the form required by Indiana law; (e) a duly executed assignment by Seller of the Leases, Contracts and Plans approved by Purchaser, if any, pursuant to Section 7.5 below in form and substance reasonably satisfactory to Purchaser (the "Assignment"); and (f) any and all other documents contemplated by this Contract or appropriate to consummate the sale of the Real Estate. At closing, Purchaser shall deliver: (a) the Purchase Price in immediate funds by bank wire transfer; (b) a duly executed Sales Information Disclosure form in form and substance required by applicable law; (c) the Assignment; and (d) any and all other documents contemplated by this Contract or appropriate to consummate the sale of the Real Estate. Purchaser and Seller acknowledge that the transactions contemplated by this Contract may be subject to the provisions of the Indiana Responsible Property Transfer Law (Ind. Code 13-25-3-1, et seq.). Seller agrees that it shall either (i) comply with the provisions of the Indiana Responsible Property Transfer Law and provide the Purchaser with a "disclosure document" as and when required by the Indiana Responsible Property Transfer Law, or (ii) provide the Purchaser with a certification to Seller's knowledge on or before the Closing Date that the transactions contemplated by this Contract are not subject to the provisions of the Indiana Responsible Property Transfer Law in a form and content reasonably acceptable to Purchaser. In the event Seller provides Purchaser with a "disclosure document" and Purchaser thereafter declines to accept the transfer of the Real Estate (as permitted by the Indiana Responsible Property Transfer Law), Purchaser may cancel this Contract by written notice to Seller, in which event the Earnest Money shall be immediately refunded to Purchaser by the Title Insurer.

5.          Date of Possession. Possession of the Real Estate shall be delivered on the Closing Date, free and clear of all rights and claims of any other party to the possession, use or control of the Real Estate except the rights of tenants pursuant to Leases approved by Purchaser pursuant to Section 7.5 below, if any.

6.          Taxes and Assessment. Purchaser assumes and agrees to pay (a) all assessments for improvements becoming a lien after the Closing Date; (b) those installment payments relating to existing assessments for improvements becoming due on or after the Closing Date; and (c) its pro rata portion of the real estate taxes assessed for and becoming a lien during the calendar year in which closing occurs (based upon the number of days remaining in such calendar year after the Closing Date). Seller represents that the building and related improvements on the Real Estate were sold to "Lhret" (as defined below) and are subject to the Ground Lease; and that such building and other improvements thereon are included in a separate tax parcel (the Ground Lease Parcel"). Seller further represents that the ground lessee under the Ground Lease is responsible for all property taxes and assessments for improvements related or attributable to the Ground Lease Parcel. Seller shall pay (a) all assessments for improvements not assumed by Purchaser; (b) both installments of real estate taxes payable during the calendar year in which closing occurs; (c) its pro rata portion of the real estate taxes assessed for and becoming a lien during the calendar year in which closing occurs (based upon the number of days in such calendar year prior to the Closing Date); and (d) all delinquent real estate taxes and assessments (and penalties and interest thereon, if any) for the portion of the Real Estate not included in the Ground Lease Parcel. Purchaser agrees that it will deal separately with the real property taxes and assessments for improvements relating to the Ground Lease Parcel in the "Lhret Contract" (as defined below). The present tax rate and assessed values shall be used for the purposes of the prorations under this Section if the applicable tax rate and assessed values have not been set. Any taxes or assessments (and penalties and interest thereon, if any) which are either (a) not assumed by Purchaser and which are not due and payable at the time of closing; or (b) delinquent at time of closing, shall be allowed to Purchaser as a credit against the Purchase Price at closing. Any and all rental income from the Real Estate payable to Seller shall be pro-rated as of the Closing Date (with rents and rental payments for the day of closing allocated to Purchaser). If Seller and Purchaser fail to cause any utility services rendered to the Real Estate to be placed in the name of Purchaser as of 11:59 p.m. on the day before the Closing Date, the charges for any such utility services shall be prorated as of the Closing Date, based upon the most recent bills available and readjusted on the basis of the actual bills rendered for the period during which the closing occurs, as and when such bills are received.

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7.          Conditions of Performance. For purposes of this Contract, the term "Due Diligence Period" shall mean the period commencing on the later of (a) the Repurchase Option Expiration Date (as defined herein), (b) the date upon which Seller waives its right of first refusal to purchase the Ground Lease Parcel, or (c) the date that Seller provides Purchaser with copies of all of the following items relating to the Real Estate to the extent that such items are in Seller's possession: any and all Leases, Contracts, Plans, title insurance policies (including exception documents), surveys, easements, restrictions, drainage and retention agreements, environmental and engineering reports, property condition reports, rent rolls, management and service contracts, any other investigations pertaining to the environmental or physical condition of the Real Estate or any portion thereof, and any and all other documents and agreements relating to the use and development of the Real Estate (collectively, the "Due Diligence Materials"), and ending on the date which is thirty (30) days thereafter. Seller shall use reasonable measures to gather all such Due Diligence Materials, but Seller's unintentional failure to provide all such materials in its possession will not be deemed a breach or default on the part of Seller hereunder. Purchaser's obligations under this Contract are subject to the timely and complete satisfaction of each of the following conditions included in sub-Sections 7.1 through 7.7 below, unless waived in writing by Purchaser.

7.1           Survey. On or before the expiration of the Due Diligence Period, Purchaser may obtain a survey of the Real Estate conforming to the Minimum Standard Detail Requirements for an ALTA/ACSM Land Title Survey (the "Survey"). The Survey shall be satisfactory to Purchaser in all respects. The Survey shall establish the precise legal description of the Real Estate and certify the gross acreage of the Real Estate to within a tenth of an acre.

7.2           Title Insurance. On or before the expiration of the Due Diligence Period, Purchaser shall have obtained a current title insurance commitment for the Real Estate issued by the Title Insurer, in which commitment the Title Insurer shall agree to (a) insure for the full amount of the Purchase Price merchantable and marketable fee simple title to the Real Estate, free of all exceptions (including, without limitation, the standard exceptions if the Survey is provided to the Title Insurer), except only the Permitted Exceptions (as defined below); and (b) issue such endorsements as Purchaser may reasonably request (the "Title Commitment"). Purchaser shall provide any objections (collectively, the "Title Objections") to matters disclosed in the Survey, Title Commitment and/or exception documents on or before five (5) days prior to the expiration of the Due Diligence Period. If Purchaser provides any Title Objections, Seller shall notify Purchaser in writing on or before one (1) business day prior to the expiration of the Due Diligence Period whether Seller covenants and agrees to cure any such objection(s) prior to the Closing Date in a manner satisfactory to Purchaser in its sole discretion. Any exceptions to title reflected on the Title Commitment to which Purchaser fails to timely object (except: (a) the lien of any mortgage, other security instrument, UCC financing statement or tax or monetary lien arising in connection with any indebtedness or obligation of Seller, which in all cases shall be released at or before the closing, or, if not released, then Purchaser shall have the right to pay such monetary amounts and offset such payments against the Purchase Price; provided, however, that Seller shall have no obligation to obtain the release of any mortgage, security instrument, UCC financing statement or tax or monetary lien arising out of or in connection with any indebtedness of or judgment against the lessee under the Ground Lease; and (b) the standard, pre-printed exceptions, which in all cases shall be deleted from the final owner’s title policy) shall be deemed "Permitted Exceptions". At closing, Purchaser shall receive a credit against the Purchase Price for the amount of the premium for the policy to be issued pursuant to the Title Commitment, excluding any endorsements thereto.

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7.3           Suitability of the Real Estate. Purchaser at its cost and expense and prior to the expiration of the Due Diligence Period, shall have determined, in its sole and absolute discretion, that the Real Estate is suitable to Purchaser for its intended use and development in all respects.

7.4           Litigation and Representations. As of the Closing Date, no action or proceeding before a court or other governmental agency or officer shall be pending (and to the best of either Seller's or Purchaser's knowledge, no such action or proceeding shall be threatened) that materially impairs the value of the Real Estate or prevents Purchaser from undertaking and completing Purchaser's intended use and development of the Real Estate. As of the Closing Date, the representations and warranties set forth in Section 9 shall be true and accurate in all material respects.

7.5           Leases and Contracts. Together with the other Due Diligence Materials, Seller shall provide to Purchaser, at Seller's cost and expense, true and accurate copies of all lease agreements affecting all or any portions of the Real Estate to which Seller is a party (the "Leases"), all other agreements and contracts to which Seller is a party affecting all or any portions of the Real Estate or relating to the use, ownership, maintenance, management or operation thereof (the "Contracts"), and all plats, plans, reports, covenants, conditions, commitments and other agreements, instruments and documents (other than Leases and Contracts) relating or applicable to the development, use or ownership of the Real Estate in Seller's possession (the "Plans"); and Purchaser shall have approved the Leases, Contracts and Plans prior to the expiration of the Due Diligence Period. Any Contracts or Leases not approved by Purchaser shall be terminated or otherwise handled to Purchaser's satisfaction by Seller on or before the Closing Date, and all of Seller's rights in all Leases approved by Purchaser, all Contracts approved by Purchaser and all Plans approved by Purchaser shall be assigned to Purchaser at the closing to the extent assignable. Any and all deposits paid to Seller or being held by Seller pursuant to the approved Leases or approved Contracts shall be credited against the Purchase Price.

7.6           Approvals. On or before the expiration of the Due Diligence Period, Purchaser, at its cost and expense, shall have determined in its sole discretion that it has obtained or will be able to obtain all government, regulatory, and corporate approvals deemed by Purchaser to be necessary or desirable and any approvals or consents required under any declaration, covenants and/or restrictions applicable to the Real Estate.

7.7           Simultaneous Closing. Simultaneously with the execution of this Contract, Purchaser is entering into a Contract for Purchase of Property with Lhret Ascension SV, LLC ("Lhret"), pursuant to which Purchaser desires to acquire and Lhret desires to sell the buildings and improvements located on the Real Estate and any and all of Lhret's right, title and interest in and to the Real Estate (the "Lhret Contract"). Purchaser shall be satisfied, in its sole discretion, that all conditions precedent with respect to the Lhret Contract have been satisfied and that the (a) transactions contemplated by the Lhret Contract shall close simultaneously with the transactions contemplated by this Contract, and (b) Lhret and Seller shall have terminated the Ground Lease.

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Seller's obligations under this Contract are subject to the timely and complete satisfaction of the following conditions in Subsections 7.8 and 7.9 below, unless waived in writing by Seller:

7.8           Sunbeam's Right of First Refusal. Sunbeam Development Corporation ("Sunbeam") has a right of first refusal to purchase the undeveloped portion of the Real Estate pursuant to that certain Repurchase Option for Real Estate dated October 21, 1998 (the "Repurchase Option"). Seller's obligation to convey the Real Estate hereunder shall be conditioned upon Sunbeam's failure to exercise its right of first refusal to purchase the Real Estate. Within five (5) days after the Acceptance Date (if notice to Sunbeam has not already been delivered by Seller), Seller shall notify Sunbeam of this Contract (or its intent to enter into this Contract) in accordance with the Repurchase Option. Pursuant to the Repurchase Option, Sunbeam has up to thirty (30) days after receiving the aforementioned notice to exercise its Repurchase Option. The date upon which Sunbeam waives or notifies Seller that it elects not to exercise its rights under the Repurchase Option is hereinafter referred to as the "Repurchase Option Expiration Date".

7.9           Termination of Ground Lease. Seller hereby agrees that it will enter into a mutual release and termination agreement with Lhret to terminate the Ground Lease. Seller’s obligations under this Contract shall be conditioned upon Lhret entering into such Mutual Release and Agreement to terminate the Ground lease.

8.          Nonperformance. If one or more of the conditions set forth in Section 7 is not timely and completely satisfied, Purchaser, or Seller, as the case may be, may cancel this Contract and all of its obligations hereunder by written notice to Seller or Purchaser, as applicable, in which event, the Earnest Money shall be immediately refunded to Purchaser. If Purchaser does not notify Seller in writing prior to the expiration of the Due Diligence Period that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.5 and 7.6 have been satisfied and/or waived, then this Contract and all of its obligations hereunder (other than those that by their terms survive the termination of this Contract) shall automatically terminate upon the expiration of the Due Diligence Period, in which event, the Earnest Money shall be immediately refunded to Purchaser.

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9.          Covenants, Representations and Warranties. Seller hereby covenants, represents and warrants to Purchaser (and shall be deemed to covenant, represent and warrant to Purchaser on the Closing Date) that: (a) there is no condemnation or similar proceeding which is pending or, to Seller's knowledge, threatened against the Real Estate or any part thereof; (b) Seller has not received any notification from any governmental agency, authority or instrumentality of any pending or threatened assessments on or against the Real Estate for the cost of improvements to be made with respect to the Real Estate or any part thereof; (c) after the Acceptance Date, Seller will not create, permit or suffer any lien or other encumbrance to attach to or affect the Real Estate and improvements thereon, except for (i) the lien of nondelinquent real estate taxes and liens and encumbrances which will be fully discharged on or before the Closing Date, and (ii) such lien(s) and encumbrances, if any, arising out of any Lhret loan financing with respect to the Real Estate; (d) to Seller's knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened with respect to or in any manner affecting the Real Estate or Seller's ownership thereof; (e) no work has been or will be performed, and no materials have been or will be furnished to, the Real Estate or any portion thereof at the behest of Seller which will result in any mechanics', materialmen's or other liens against the Real Estate or any portion thereof; (f) Seller is the fee simple owner of the Real Estate and has not sold, assigned, transferred, leased, subleased, encumbered or conveyed any right, title or interest whatsoever in or to the Real Estate, except for the Ground Lease and leases and encumbrances which, if not approved by Purchaser pursuant to Section 7.5 of this Contract, will have terminated or will be fully discharged on or before the Closing Date; (g) except for the (i) Ground Lease, (ii) Leases, and (iii) Contracts, prior to the closing, Seller shall not sell, assign, transfer, lease, sublease, encumber or convey any right, title or interest whatsoever in or to the Real Estate or any portion thereof without Purchaser's prior written consent, nor shall Seller amend, modify, extend, terminate or alter any currently existing agreement or document (including, without limitation, the Ground Lease, Leases and/or Contracts) relating to the Real Estate without Purchaser's prior written consent; (h) to the best of Seller's knowledge, neither the Real Estate nor any portion thereof has been used for the treatment, storage or disposal of any hazardous, special or other wastes, substances, materials, constituents, pollutants or contaminants as defined under applicable federal, state or local laws or regulations promulgated thereunder; (i) o Seller's knowledge, the Real Estate complies with all local, state and federal laws and regulations; (j) prior to the closing, Seller agrees not to market, sell, advertise or seek proposals to develop or sell the Real Estate or any portion thereof or enter into any agreements for the marketing, sale or development of the Real Estate or any portion thereof to any entity or person other than Purchaser; (k) prior to closing, Seller shall cause all Title Objections that Seller commits to cure, if any, to be cured in accordance with Section 7.2 above, and (~~m~~l) that certain Ground Lease dated as of May 30, 2003 between Lhret and Seller, pursuant to which Lhret leases the Real Estate and owns certain improvements, buildings and fixtures located thereon (the "Ground Lease"), is in full force and effect, and to the best of Seller's knowledge, neither Lhret nor Seller is in default under the Ground Lease and to the best of Seller's knowledge no condition exists that, with the giving of notice or passage of time, would constitute a breach or default under the Ground Lease.

Purchaser acknowledges that the building and other improvements located on the Real Estate are owned by Lhret. Seller makes no representations nor warranties with respect to the building and other improvements on the Real Estate and Purchaser shall rely exclusively upon its own investigations and inspections thereof. Purchaser also acknowledges that the Real Estate is subject to certain use restrictions and Seller makes no representation or warranty concerning the suitability of the Real Estate for Purchaser's intended use.

10.         Damage and Condemnation. Seller shall: (a) maintain the Real Estate and deliver the Real Estate to Purchaser on the Closing Date in the same condition as on the Acceptance Date, ordinary wear and tear and the effects of Purchaser's investigations and inspections excepted; and (b) comply in all material respects with all federal, state and local laws, statutes, ordinances, rules and regulations applicable to the Real Estate and the use thereof. If the Real Estate shall be damaged, destroyed or condemned, in whole or in part, or if any notice of condemnation shall be given at any time after the Acceptance Date, Purchaser, at its sole option, may (a) cancel this Contract, or (b) proceed with closing. If Purchaser elects to proceed with closing, then Purchaser may (a) apply the proceeds of any condemnation award or insurance policy to reduce the Purchase Price, or (b) accept an assignment of such proceeds. If Purchaser elects to cancel this Contract as provided in this Contract, the Earnest Money shall be immediately refunded to Purchaser.

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11.         Inspection. Purchaser, its employees, agents and independent contractors shall have the right to enter upon the Real Estate to perform the Survey and conduct all tests, inspections and examinations which Purchaser deems necessary or desirable including, without limitation, tests, inspections and examinations related to access to utilities, environmental condition, soil and geotechnical condition, the physical condition of the Real Estate (including the HVAC, plumbing, electrical, structural elements, glass, windows, and roof), subsurface conditions, drainage, parking, easements and cross-easements and architectural feasibility. Such right does not include the right to inspect the building and other improvements located on the Real Estate. Seller agrees to cooperate with Purchaser and to provide Purchaser with copies of all documents relating to the Real Estate in Seller's possession as and when required by this Contract and to furnish such other information in Seller's possession regarding the Real Estate as Purchaser may, from time to time, reasonably request. Purchaser shall not permit any mechanic's liens to be placed on or against the Real Estate or any portion thereof in connection with any activities of Purchaser with respect to the Real Estate. Purchaser shall repair any damage to the Real Estate arising out of the activities of Purchaser, its employees, agents and independent contractors, and shall restore the Real Estate to the condition existing immediately prior to such entry by Purchaser, or its employees, agents and independent contractors, to the extent practicable. Purchaser shall defend, indemnify and hold Seller harmless from and against all claims, losses, liabilities, costs, expenses or fees, including, without limitation, reasonable attorneys' fees and costs, arising out of or in connection with Purchaser's (or its agents') entry on to the Real Estate and the testing, inspection, investigation and other activities conducted thereon. Purchaser's obligations under this Section 11 shall survive the Closing or the earlier termination of this Contract.

12.         Notices. All notices shall be deemed delivered to Seller when deposited in the U.S. mail, addressed to Seller at St. Vincent Hospital and Health Care Center, Inc., Attention: Director of Real Estate, 10330 N. Meridian Street, Suite 400, Indianapolis, IN 46290; with a copy to Donald R. Russell, Hall, Render, Killian, Heath & Lyman, P.C., One American Square, Suite 2000, Indianapolis, IN 46282; and to Purchaser when so deposited and addressed to Purchaser at c/o First Internet Bank of Indiana, 9200 Keystone Crossing, Suite 800, Indianapolis, Indiana 46240-4603, Attention: ______________; with a copy to Steve Hardin, Faegre Baker Daniels LLP, 600 East 96th Street, Suite 600, Indianapolis, Indiana 46240.

13.         Default. Seller agrees that money damages are not an adequate remedy for breach of this Contract by Seller, and, in addition to any other remedies available to Purchaser in the event of a breach by Seller, Purchaser shall be entitled to the remedy of specific performance to enforce the terms hereof. If Purchaser defaults in its obligations under this Contract and fails to cure such default within fifteen (15) days after written notice of such default, this Contract may be terminated by Seller and the Earnest Money shall be paid to Seller as liquidated damages and as its sole and exclusive remedy. Purchaser and Seller agree that the amount of the actual damages which Seller would suffer as a result of Purchaser's default would be extremely difficult to ascertain and have agreed, after specific negotiations relating thereto, that the Earnest Money is a reasonable estimate of Seller's damages and is not intended to constitute a penalty. Notwithstanding the foregoing, the limitation on damages set forth in this Section 13 and/or in Section 1 above shall not apply to Purchaser's obligations to repair and restore the Real Estate and to indemnify Seller set forth in Section 11 above.

14.         Survival and Indemnity. All representations, warranties and agreements contained in this Contract shall survive the closing for a period of one (1) year, and, subject to the provisions of Section 13, Seller and Purchaser shall indemnify and hold the other harmless from and against all costs and damages (including attorneys' fees and court costs) incurred as a result of any breach of any such representation, warranty or agreement.

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15.         General. The terms and provisions of this Contract shall be governed and construed in accordance with the laws of the State of Indiana. The captions and section numbers shall not be considered in any way to affect the interpretation of this Contract. This Contract shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, and personal representatives. This Contract is the final expression of the complete and exclusive agreement between Seller and Purchaser. This Contract shall not be construed with resort to any presumption against the preparer or maker hereof. The term "Contract" as used herein means the contract arising between the parties on the terms of this Offer after acceptance by Seller.

16.         Authority. Each undersigned person signing on behalf of any party that is a corporation, partnership or other entity certifies that (a) he or she is fully empowered and duly authorized by any and all necessary action or consent required under any applicable articles of incorporation, bylaws, partnership agreement or other agreement to execute and deliver this Contract for and on behalf of said party; (b) that said party has full capacity, power and authority to enter into and carry out its obligations under this Contract; and (c) that this Contract has been duly authorized, executed and delivered and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms.

17.         Confidentiality. Seller agrees that it shall not disclose to any person or entity: (a) any term, condition or other fact contained in this Offer and Contract to Purchase Real Estate; or (b) any materials or information provided to Seller by Purchaser regarding the acquisition, development or condition of the Real Estate; provided, that Seller may disclose information concerning this transaction to its attorneys and consultants and to Sunbeam in connection with the matters described in Section 7.8. Seller agrees not to make any materials or information provided to Seller by Purchaser regarding the acquisition, development or condition of the Real Estate available to any person or entity unless such person or entity is an employee of the undersigned or legal counsel or consultant to the undersigned and all such persons or entities agree to be bound by the terms and provisions of this confidentiality agreement.

18.         Brokers. Purchaser and Seller hereby represent and warrant to each other that they have not dealt with any broker in connection with this transaction, except Cassidy Turley and Ambrose Brokerage, LLC (the "Brokers"). Seller hereby represents and covenants that they have agreed to pay all fees and commissions payable to the Brokers as a result of this transaction. Purchaser and Seller hereby further represent and warrant to each other that no fee, commission or similar compensation shall be payable by Seller or Purchaser to any broker or any other person, except to the Brokers by Seller, as a result of any agreement or action by Seller or Purchaser, respectively.

19.         Assignment. On or before the Closing Date, Purchaser shall have the right to assign or transfer all or any portion of its rights under this Contract without Seller's consent or approval. Notwithstanding any such assignment, Purchaser shall remain liable hereunder.

20.         Counterparts. This Contract may be executed in counterparts (including execution of counterpart signature pages), each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

21.         Attorneys’ Fees. In addition to any other remedy provided for herein, the non-prevailing party shall pay all costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in successfully enforcing or defending any provision of this Contract against such non-prevailing party.

22.         Facsimile Signatures. Signatures to this Contract transmitted by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original of this Contract with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Contract.

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23.         Duration of Offer. This Offer shall expire if written acceptance endorsed herein is not delivered to Purchaser at the address specified in Section 12 on or before 5:00 pm EST on February 6, 2013.

This Offer is hereby executed this 30th day of January, 2013, as to Purchaser.

PURCHASER:

FIRST INTERNET BANCORP

By:	/s/ David B. Becker
Printed: David B. Becker
Title: CEO

ACCEPTANCE OF OFFER

Seller hereby accepts the foregoing Offer on this 5th day of February, 2013.

SELLER:

ST. VINCENT HOSPITAL AND HEALTH CARE CENTER, INC.

By:	/s/ Kyle DeFur
Printed: Kyle DeFur
Title: President

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EXHIBIT A

(Legal Description)

LEGAL DESCRIPTION OF REAL ESTATE

Part of the Northwest Quarter of Section 6, Township 17 North, Range 5 East in Delaware Township, Hamilton County, Indiana, more particularly described as follows:

Commencing at the Southwest corner of the Southwest Quarter of Section 6, Township 17 North, Range 5 East; thence North 00°04'40" West (assumed bearing) on the West line of said Southwest Quarter 83.82 feet, original Government Survey, (84.97 feet, measured) to the Southeast corner of the Southeast Quarter of Section 1, Township 17 North, Range 4 East; thence North 00°00'08" East on the West line of said Southwest Quarter 1734.21 feet to a point which is 1819.18 feet Northerly of the Southwest corner of the Southwest Quarter and also being the Northwest corner of real estate described in Warranty Deed recorded in Deed Record 360, page 285 in the Office of the Recorder of Hamilton County, Indiana; thence South 88°59'52" East on the North line of said real estate 73.51 feet; thence North 00°00'08" East parallel with said West line 262.94 feet to the Southwest corner of real estate described in Instrument Number 8907678 in the Office of the Recorder of Hamilton County, Indiana; thence following the perimeter of said real estate the following 5 courses; 1) North 00°00'08" East parallel with said West line 75.61 feet to a point on a non-tangent curve, the radius point of which lies 673.00 feet South 68°34'28" East of said point; 2) Northeasterly, curving to the right on said curve, an arc distance of 118.86 feet to the point of tangency of said curve; 3) North 31°32'41" East tangent with said curve 221.57 feet; 4) South 89°06'27" East parallel with the South line of the Southwest Quarter 947.18 feet; 5) North 00°00'08" East parallel with the West line of said Southwest Quarter 199.77 feet to the South line of the Northwest Quarter, said point being a Northwest corner of said real estate described in said Instrument Number 8907678 and also being the POINT OF BEGINNING of this description; thence North 88°33'56" West along the South line of the Northwest Quarter 49.06' to the edge of water of an existing lake; thence following said edge of water the following 11 courses: 1) North 06°14'34" East 48.44 feet; 2) North 01°19'09" West 165.91 feet; 3) North 04°29'12" West 97.73 feet; 4) North 01°20'05" East 57.82 feet; 5) North 04°20'34" West 52.09 feet; 6) North 03°14'54" East 148.47 feet; 7) North 01°07'09" West 91.23 feet; 8) North 03°05'41" West 134.46 feet; 9) North 25°17'52" West 27.34 feet; 10) North 63°04'56" West 90.23 feet; 11) North 87°11'22" West 70.67 feet; thence departing said edge of water and running North 88°33'56" West parallel to said South line of the Northwest Quarter 154.21 feet to the existing Southeast back of curb of USA Parkway; thence following said back of curb the following 10 courses: 1) an arc distance of 367.77 feet Northeasterly and Easterly along a curve to the right having a central angle of 49°10'32" and a radius of 428.50 feet (said curve being subtended by a long chord bearing North 58°09'11" East a distance of 356.59 feet); 2) an arc distance of 489.68 feet Easterly and Southeasterly along a curve to the right having a central angle of 65°21'51" and a radius of 429.23 feet (said curve being subtended by a long chord

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